EXHIBIT 99.1
                                                               ------------
                     COMMUNITY NATIONAL BANCORPORATION
                             ASHBURN, GEORGIA

                     CONSOLIDATED FINANCIAL STATEMENTS
                            FOR THE YEARS ENDED
                         DECEMBER 31, 2005 AND 2004

                            TABLE OF CONTENTS
                            -----------------


REPORT OF INDEPENDENT
      REGISTERED PUBLIC ACCOUNTING FIRM  . . . . . . . . . . . . . . . . .  1

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets  . . . . . . . . . . . . . . . . . . . .  2

      Consolidated Statements of Income  . . . . . . . . . . . . . . . . .  3

      Consolidated Statements of Changes in Shareholders' Equity . . . . .  4

      Consolidated Statements of Cash Flows  . . . . . . . . . . . . . . .  5

      Notes to Consolidated Financial Statements . . . . . . . . . . . . .  6

                       [LETTERHEAD OF FRANCIS & CO., CPAS]


                Report of Independent Registered Public Accounting Firm
                -------------------------------------------------------


Board of Directors and Shareholders
Community National Bancorporation
Ashburn, Georgia

      We have audited the accompanying consolidated balance sheets of Community National Bancorporation and subsidiary (the "Company") as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community National Bancorporation and subsidiary at December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/Francis & Co., CPAs

Atlanta, Georgia
March 10, 2006

                      COMMUNITY NATIONAL BANCORPORATION
                              ASHBURN, GEORGIA
                         CONSOLIDATED BALANCE SHEETS

                                  ASSETS
                                  ------

                                                          As of December 31,
                                                    ---------------------------
                                                         2005           2004
                                                         ----           ----
Cash and due from banks                             $  6,505,451   $  1,136,527
Federal funds sold                                     6,601,000     11,504,000
                                                     -----------    -----------
  Total cash and cash equivalents                     13,106,451     12,640,527
Securities:
  Available for sale at fair values                    9,599,481     10,568,640
Loans, net                                            98,034,885    110,319,197
Property and equipment, net                            2,469,594      2,548,750
Other real estate owned                                  477,612        536,892
Other assets                                           2,792,461      2,551,309
                                                     -----------    -----------
  Total Assets                                      $126,480,484   $139,165,315
                                                     ===========    ===========

                    LIABILITIES AND SHAREHOLDERS' EQUITY
                    ------------------------------------
Liabilities:
-----------
Deposits
  Non-interest bearing deposits                     $ 12,301,546   $ 12,346,906
  Interest bearing deposits                           94,882,388    108,493,349
                                                     -----------    -----------
  Total deposits                                     107,183,934    120,840,255

Other liabilities                                        578,251        463,932
                                                     -----------    -----------
  Total Liabilities                                 $107,762,185   $121,304,187
                                                     -----------    -----------

Commitments and contingencies
-----------------------------

Shareholder's Equity:
--------------------
Preferred stock, no par value,
  10,000,000 shares authorized,
  0 shares issued and outstanding                   $     -  -     $     -  -
Common stock, no par value,
  50,000,000 shares authorized,
  2,008,595 shares issued and outstanding             11,488,452     11,488,452
Retained earnings                                      7,347,752      6,324,343
Accumulated other comprehensive income                  (117,905)        48,333
                                                     -----------    -----------
  Total Shareholders' Equity                        $ 18,718,299   $ 17,861,128
                                                     -----------    -----------
Total Liabilities and Shareholders' Equity          $126,480,484   $139,165,315
                                                     ===========    ===========


              Refer to notes to the consolidated financial statements.

                        COMMUNITY NATIONAL BANCORPORATION
                                ASHBURN, GEORGIA
                        CONSOLIDATED STATEMENTS OF INCOME

                                                For The Years Ended December 31,
                                                --------------------------------
                                                         2005           2004
                                                         ----           ----
Interest Income:
---------------
  Interest and fees on loans                        $  8,875,719   $  9,289,866
  Interest on investment securities                      355,340        408,321
  Interest on deposits with other banks                    6,858        106,884
  Interest on federal funds sold                         165,573        113,219
                                                     -----------    -----------
     Total interest income                             9,403,490      9,918,290

Interest Expense:
----------------
  Interest on deposits and borrowings                  2,788,454      3,098,237
                                                     -----------    -----------

Net interest income                                    6,615,036      6,820,053

Provision for possible loan losses                     1,207,000      2,893,000
                                                     -----------    -----------

Net interest income
 after provision for possible loan losses              5,408,036      3,927,053
                                                     -----------    -----------

Other Income:
------------
  Gain on sale of subsidiary                              -  -        1,183,753
  Service fees on deposit accounts                       895,274        993,789
  Gain on sale of securities                               9,327         -  -
  Miscellaneous, other                                   197,523         96,425
                                                     -----------    -----------
Total other income                                     1,102,124      2,273,967
                                                     -----------    -----------

Other Expenses:
--------------
  Salaries and benefits                                2,570,762      3,117,959
  Data processing expense                                281,951        348,646
  Professional fees                                      470,045        647,773
  Depreciation                                           187,136        270,414
  Repairs and maintenance                                173,539        248,652
  Other operating expenses                             1,220,271      1,330,064
                                                     -----------    -----------
Total other expenses                                   4,903,704      5,963,508
                                                     -----------    -----------

Income before income tax                               1,606,456        237,512
Income tax expense                                       382,188         35,059
                                                     -----------    -----------

Net income                                          $  1,224,268   $    202,453
                                                     ===========    ===========

Basic income per share                              $       0.61   $       0.10
                                                     ===========    ===========

Diluted income per share                            $       0.60   $       0.10
                                                     ===========    ===========

Weighted Average Number of Shares Outstanding:
  Basic                                                2,008,595      2,008,595
                                                     ===========    ===========
  Diluted                                              2,026,628      2,013,357
                                                     ===========    ===========

           Refer to notes to the consolidated financial statements.


                      COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                                     Accumulated
                                                                                       Other
                               Preferred Stock       Common Stock                      Compre-      Total
                               ---------------     ------------------      Retained    hensive   Shareholders'
                               Shares   Amount     Shares      Amount      Earnings    Income       Equity
                               ------   ------     ------      ------      --------    ------       ------
Balance, December 31, 2003     61,500  $615,000   2,008,595  $11,488,452  $6,171,500  $ 120,395   $18,395,347
                               ------   -------   ---------   ----------   ---------   --------    ----------

Comprehensive Income:
---------------------
  Net income, 2004             -  -      -  -        -  -         -  -       202,453     -  -         202,453
  Unrealized (loss),
    securities                 -  -      -  -        -  -         -  -        -  -      (72,062)      (72,062)
                               ------   -------   ---------   ----------   ---------   --------    ----------
Total comprehensive income     -  -      -  -        -  -         -  -       202,453    (72,062)      130,391

Purchase and cancellation,
 61,500 shares preferred
 stock                        (61,500) (615,000)     -  -         -  -        -  -       -  -        (615,000)

Dividends, preferred stock     -  -      -  -        -  -         -  -       (49,610)    -  -         (49,610)
                               ------   -------   ---------   ----------   ---------   --------    ----------

Balance, December 31, 2004          0         0   2,008,595   11,488,452   6,324,343     48,333    17,861,128
                               ------   -------   ---------   ----------   ---------   --------    ----------

Comprehensive Income:
---------------------
  Net income, 2005             -  -      -  -        -  -         -  -     1,224,268     -  -       1,224,268
  Unrealized (loss),
    securities                 -  -      -  -        -  -         -  -        -  -     (166,238)     (166,238)
                               ------   -------   ---------   ----------   ---------   --------    ----------
Total comprehensive income     -  -      -  -        -  -         -  -     1,224,268   (166,238)    1,058,030

Dividends, $.10 per
  common stock                 -  -      -  -        -  -         -  -      (200,859)    -  -        (200,859)
                               ------   -------   ---------   ----------   ---------   --------    ----------

Balance, December 31, 2005          0  $      0   2,008,595  $11,488,452  $7,347,752  $(117,905)  $18,718,299
                               ======   =======   =========   ==========   =========   ========    ==========


           Refer to notes to the consolidated financial statements.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                For The Years Ended December 31,
                                                --------------------------------
                                                         2005           2004
                                                         ----           ----
Cash flows from operating activities:
------------------------------------
  Net income                                        $  1,224,268   $    202,453
  Adjustments to reconcile net income to
    net cash provided by operating activities:
      Depreciation                                       187,136        270,414
      Net (accretion) on securities                         (389)         3,457
      Provision for loan losses                        1,207,000      2,893,000
      (Gain) on sale of securities                        (9,327)        -  -
      (Gain) on sale of subsidiary                        -  -       (1,183,753)
  (Increase) in other assets                            (241,152)       588,117
  Increase in liabilities                                114,319        (54,925)
                                                     -----------    -----------
Net cash provided by operating activities              2,481,855      2,718,763
                                                     -----------    -----------

Cash flows from investing activities:
------------------------------------
  Decrease in OREO properties                             59,280         39,459
  Proceeds from sale of securities                       527,000         -  -
  Proceeds from maturities and
    paydowns of securities                               285,637      6,954,900
  Purchase of investment securities                       -  -       (7,530,200)
  Net decrease in loans                               11,077,312      5,989,116
  Proceeds from sale of subsidiary, net of cash sold      -  -       (5,518,457)
  Decrease in goodwill                                    -  -        1,719,130
  Purchase of property and equipment                    (107,980)      (119,181)
                                                     -----------    -----------
    Net cash provided by investing activities         11,841,249      1,534,767
                                                     -----------    -----------

Cash flows from financing activities:
------------------------------------
  (Decrease) in borrowings                                -  -       (2,900,000)
  Purchase of preferred stock                             -  -         (615,000)
  Payment of dividends                                  (200,859)       (49,610)
  (Decrease) in customer deposits                    (13,656,321)   (15,530,607)
                                                     -----------    -----------
    Net cash used by financing activities            (13,857,180)   (19,095,217)
                                                     -----------    -----------

Net increase in cash and cash equivalents                465,924    (14,841,687)
Cash and cash equivalents, beginning of period        12,640,527     27,482,214
                                                     -----------    -----------
Cash and cash equivalents, end of period            $ 13,106,451   $ 12,640,527
                                                     ===========    ===========

Supplemental Information:

Income taxes paid                                   $    520,177   $     -  -
                                                     ===========    ===========
Interest paid                                       $  2,700,511   $  3,226,717
                                                     ===========    ===========

               Refer to notes to the consolidated financial statements.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 1 - ORGANIZATION OF THE BUSINESS

      Community National Bancorporation, Ashburn, Georgia (the "Company") was organized in August, 1989 to serve as a holding company for a proposed de novo bank, Community National Bank, Ashburn, Georgia (the "Community Bank"). Community Bank was capitalized with approximately $3.4 million when it commenced operations in August, 1990. During 1998, the Company issued and sold 400,000 shares of its common stock at $10.00 per share. The public offering yielded approximately $4 million, all of which was invested in 1999, in a de novo bank, Cumberland National Bank, St. Marys, Georgia (the "Cumberland Bank"). In February, 2000, the Company purchased Tarpon Financial Corporation, Tarpon Springs, Florida, a one-bank holding company with respect to First National Bank, Tarpon Springs, Florida ("Tarpon Bank"). The acquisition was accounted for as a purchase as it resulted in approximately $1.9 million in goodwill. During calendar years 2004 and 2003, the Company sold Tarpon Bank and Cumberland Bank, respectively. Community Bank, the sole remaining subsidiary as of December 31, 2005 and 2004, was chartered by and is currently regulated by the Office of the Comptroller of the Currency ("OCC"). Community Bank is primarily engaged in the business of obtaining deposits and providing commercial, consumer and real estate loans to the general public. Bank deposits are each insured up to $100,000 by the Federal Deposit Insurance Corporation (the "FDIC") subject to certain limitations imposed by the FDIC.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BASIS OF PRESENTATION AND RECLASSIFICATION. The consolidated financial statements include the accounts of the Company and its subsidiary. The Bank is a voting interest entity under U.S. generally accepted accounting principles. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation; such reclassifications had no impact on net income or shareholders' equity.

      BASIS OF ACCOUNTING. The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles and to general practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for possible loan losses, the fair value of financial instruments, and the status of contingencies.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      CASH, DUE FROM BANKS AND FEDERAL FUNDS SOLD. The Company maintains deposit relationships with other financial institutions in amounts that exceed federal deposit insurance coverage. Furthermore, federal funds sold are essentially uncollateralized loans to other financial institutions. Management regularly evaluates the credit risks associated with the counterparties to these transactions and believes that the Company is not exposed to any significant credit risks on the above accounts.

      SECURITIES. Securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost. Securities held for current resale are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings. Securities to be held for indefinite periods of time are classified as available-for-sale and carried at fair value with the unrealized holding gains/losses reported as a component of other comprehensive income, net of tax. Generally, in the available-for-sale category are securities that are held to meet investment objectives such as interest rate risk, liquidity management and asset-liability management strategies among others. The classification of investment securities as held-to-maturity, trading or available-for-sale is determined at the date of purchase. The Company does not have any held-to-maturity or trading securities as of December 31, 2005 and 2004. Securities with limited marketability, such as stock in the Federal Reserve Bank and the Federal Home Loan Bank, are carried at cost.

      Interest income includes amortization of purchase premiums and discounts. Realized gains and losses are derived from the amortized cost of the security sold. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

      LOANS. Loans are reported at the principal balance outstanding net of unearned discounts. Interest income on loans is reported on the level-yield method and includes amortization of deferred loan fees and costs over the loan term. Loan commitment fees for commitment periods greater than one year are deferred and amortized into fee income on a straight-line basis over the commitment period.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      The accrual of interest on loans is discontinued when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

      Loans are considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due in accordance with the original contractual terms of the agreement, including scheduled principal and interest payments. Impairment is evaluated on an individual loan basis. If a loan is impaired, a specific valuation allowance is allocated, if necessary, so that the loan is reported net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Interest payments on impaired loans are typically applied to principal unless collectibility of the principal amount is reasonably assured, in which case interest is recognized on a cash basis. Impaired loans, or portions thereof, are charged off when deemed uncollectible.

      ALLOWANCE FOR POSSIBLE LOAN LOSSES.   The allowance for possible loan
losses (the "Allowance") represents management's estimate of probable losses inherent in the loan portfolio. The Allowance is established through provisions charged to operations. Loans deemed to be uncollectible are charged against the Allowance, and subsequent recoveries, if any, are credited to the Allowance.
The adequacy of the Allowance is based on management's evaluation of the loan portfolio under current economic conditions, past loan loss experience, adequacy of underlying collateral, changes in the nature and volume of the loan portfolio, review of specific problem loans, and such other factors which, in management's judgment, deserve recognition in estimating loan losses. The evaluation for the adequacy of the Allowance is inherently subjective, as it requires material estimates, including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change. Various regulatory agencies, as an integral part of their examination process, periodically review the Company's Allowance. Such agencies may require the Company to recognize additions to the Allowance based on their judgments about information available to them at the time of their examination.

      The Company's allowance for possible loan losses consists of three elements: (i) specific valuation allowances established for probable losses on specific loans; (ii) historical valuation allowances calculated based on historical loan loss experience for similar loans with similar characteristics and trends; and (iii) unallocated general valuation allowances determined based on general economic conditions and other qualitative risk factors both internal and external to the Company.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      PROPERTY AND EQUIPMENT. Building, furniture, and equipment are stated at cost, net of accumulated depreciation. Land is carried at cost. Depreciation is computed principally by the straight-line method based on the estimated useful lives of the related assets. Maintenance and repairs are charged to operations, while major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts, and gain or loss is included in operations. The Company had no capitalized lease obligations at December 31, 2005 and 2004.

      OTHER REAL ESTATE. Other real estate represents property acquired by the Company in satisfaction of a loan. Other real estate is carried at the lower of: (i) cost or (ii) fair value less estimated selling costs. Fair value is determined on the basis of current appraisals, comparable sales and other estimates of value obtained principally from independent sources. Any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is treated as a loan loss and charged against the allowance for loan losses. Gain or loss on the sale of the property and any subsequent adjustments to reflect changes in fair value of the property are reflected in the income statement. Recoverable costs relating to the development and improvement of the property are capitalized whereas routine holding costs are charged to expense. Other real estate at December 31, 2005 and 2004 amounted to $477,612 and $536,892, respectively.

      INCOME TAXES. Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax bases of the various balance sheet assets and liabilities and gives recognition to changes in tax rates and laws.

      A valuation allowance for deferred tax assets is required when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realization of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income (in the near-term based on current projections), and tax planning strategies.

      The operating results of the Company and its subsidiary are included in consolidated income tax returns.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      STOCK-BASED COMPENSATION. Employee compensation expense under stock option plans is reported only if options are granted below market price at grant date in accordance with the intrinsic value method of Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and related interpretations by accounting standards setters. Because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the measurement date, which is generally the date of grant, no compensation expense is recognized on options granted. Compensation expense for non-vested stock awards is based on the market price of the stock on the measurement date, which is generally the date of grant, and is recognized ratably over the service period of the award.

      Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," as amended by SFAS 148, requires pro forma disclosures of net income and earnings per share for companies not adopting its fair value accounting method for stock-based employee compensation. The pro forma disclosures as required under SFAS 123 and 148 are presented below.

                                                 Year Ended December 31,
                                                 -----------------------
                                                   2005            2004
                                                   ----            ----
    Net income, as reported                    $ 1,224,268     $   202,453
    Stock-based compensation expense               (15,397)        (15,397)
                                                ----------      ----------
    Pro-forma (fair value) net income/(loss)   $ 1,208,871     $   187,056
                                                ==========      ==========

    Basic income/(loss) per share:
    As reported                                $       .61     $       .10
                                                ==========      ==========
    Pro-forma                                  $       .60     $       .09
                                                ==========      ==========

    Diluted income/(loss) per share:
    As reported                                $       .60     $       .10
                                                ==========      ==========
    Pro-forma                                  $       .60     $       .09
                                                ==========      ==========

    Pro-forma value of option issued               N/A              N/A
                                                ==========      ==========

      The pro-forma (fair value) was estimated at the date of grant using a Black-Scholes option pricing model ("BLSC Model"). BLSC Model requires the input of highly subjective assumptions, including the expected stock price volatility, and risk-free interest rates. Since changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, existing models (such as the BLSC Model) do not necessarily provide a reliable single measure of the fair value of the Company's options and warrants.

      The Company expects to adopt the provisions of SFAS No. 123, "Share-Based Payment (Revised 2004)," on January 1, 2006. Among other things, SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the date of the grant.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      CASH AND CASH EQUIVALENTS. For purposes of reporting cash flows, cash and cash equivalents include cash on hand, deposits with other financial institutions that have an initial maturity of less than 90 days, federal funds sold and resell agreements. Net cash flows are reported for loans, loans held for sale, deposit transactions, and short-term borrowings.

      OPERATING SEGMENTS. The Company determined, in accordance with Financial Accounting Standards No. 131, "Disclosure about Segment of an Enterprise and Related Information," that it is a single reportable entity. The Company's business activities are confined to community banking.

      EARNINGS PER SHARE. Basic earnings per share is determined by dividing net income by the weighted-average number of common shares outstanding. Diluted income per share is determined by dividing net income by the weighted average number of common shares outstanding increased by the number of common shares that would be issued assuming exercise of stock options. This also assumes that only options with an exercise price below the existing market price will be exercised. In computing net income per share, the Company uses the treasury stock method.

      COMPREHENSIVE INCOME. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. Comprehensive income for calendar years 2005 and 2004 are shown in the consolidated statements of changes in shareholders' equity.

      SALE OF TARPON BANK. On October 20, 2004, the Company sold Tarpon Bank, a wholly-owned subsidiary. At the time of sale, Tarpon Bank's total assets were $25.2 million, and its capital accounts were approximately $3.0 million. Gain from the sale of Tarpon Bank amounted to approximately $1.2 million.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      RECENT ACCOUNTING PRONOUNCEMENTS. SFAS NO. 154, "ACCOUNTING CHANGES AND ERROR CORRECTIONS, A REPLACEMENT OF APB OPINION NO. 20 AND FASB STATEMENT NO. 3." SFAS 154 establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to a newly adopted accounting principle. Previously, most changes in accounting principle were recognized by including the cumulative effect of changing to the new accounting principle in net income of the period of the change. Under SFAS 154, retrospective application requires (i) the cumulative effect of the change to the new accounting principle on periods prior to those presented to be reflected in the carrying amounts of assets and liabilities as of the beginning of the first period presented, (ii) an offsetting adjustment, if any, to be made to the opening balance of retained earnings (or other appropriate components of equity) for that period, and (iii) financial statements for each individual prior period presented to be adjusted to reflect the direct period-specific effects of applying the new accounting principle. Special retroactive application rules apply in situations where it is impracticable to determine either the period-specific effects or the cumulative effect of the change. Indirect effects of a change in accounting principle are required to be reported in the period in which the accounting change is made. SFAS 154 carries forward the guidance in APB Opinion 20 "Accounting Changes," requiring justification of a change in accounting principle on the basis of preferability. SFAS 154 also carries forward without change the guidance contained in APB Opinion 20, for reporting the correction of an error in previously issued financial statements and for a change in an accounting estimate. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Corporation does not expect SFAS 154 will significantly impact its financial statements upon its adoption on January 1, 2006.

      SFAS NO. 123, "SHARE-BASED PAYMENT (REVISED 2004)." SFAS 123R establishes standards for the accounting for transactions in which an entity (i) exchanges its equity instruments for goods or services, or (ii) incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of the equity instruments. SFAS 123R eliminates the ability to account for stock-based compensation using APB 25 and requires that such transactions be recognized as compensation cost in the income statement based on their fair values on the measurement date, which is generally the date of the grant. SFAS 123R was to be effective for the Company on July 1, 2005; however, the required implementation date was delayed until January 1, 2006. The Company will transition to fair-value based accounting for stock-based compensation using a modified version of prospective application ("modified prospective application"). Under modified prospective application, as it is applicable to the Company, SFAS 123R applies to new awards and to awards modified, repurchased, or cancelled after January 1, 2006. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered (generally referring to non-vested awards) that are outstanding as of January 1, 2006 must be recognized as the remaining requisite service is rendered during the period of and/or the periods after the adoption of SFAS 123R. The attribution of compensation cost for those earlier awards will be based on the same method and on the same grant-date fair values previously determined for the pro forma disclosures required for companies that did not adopt the fair value accounting method for stock-based employee compensation.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      FASB STAFF POSITION (FSP) NO. 115-1, "THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS." FSP 115-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. If, after consideration of all available evidence to evaluate the realizable value of its investment, impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's cost and its fair value. FSP 115-1 nullifies certain provisions of Emerging Issues Task Force (EITF) Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and It's Application to Certain Investments," while retaining the disclosure requirements of EITF 03-1 which were adopted in 2003. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. The Company does not expect FSP 115-1 will significantly impact its financial statements upon its adoption on January 1, 2006.


NOTE 3 - FEDERAL FUNDS SOLD

      Community Bank is required to maintain legal cash reserves computed by applying prescribed percentages to the various types of deposits. When Community Bank's cash reserves are in excess of the required amounts, they may lend the excess to other banks on a daily basis. At December 31, 2005 and 2004, federal funds sold amounted to $6,601,000 and $11,504,000, respectively.


NOTE 4 - SECURITIES AVAILABLE-FOR-SALE

      The amortized costs and estimated market values of securities available-for-sale as of December 31, 2005 follow:

                                               Gross
                                             Unrealized
                            Amortized        ----------         Estimated
Description                    Costs       Gains    Losses    Market Values
-----------                 -----------    -----    ------    -------------
U.S. Agency                $  7,500,000  $  -  -  $(237,187)  $  7,262,813
Municipal securities          1,875,525    58,543     -  -       1,934,068
FRB & FHLB stock                402,600     -  -      -  -         402,600
                            -----------   -------  --------    -----------
    Total securities       $  9,778,125  $ 58,543 $(237,187)  $  9,599,481
                            ===========   =======  ========    ===========

      All national banks are required to hold FRB stock and all members of the Federal Home Loan Bank are required to hold FHLB stock. Since no ready market exists for either stock, both, FRB and FHLB stocks are reported at cost.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      The amortized costs and estimated market values of securities available-for-sale as of December 31, 2004 follow:

                                               Gross
                                             Unrealized
                            Amortized        ----------         Estimated
Description                    Costs       Gains    Losses    Market Values
-----------                 -----------    -----    ------    -------------
U.S. Agency                $  7,500,000  $  -  -  $ (67,188)  $  7,432,812
Municipal securities          2,565,608   140,420     -  -       2,706,028
FRB & FHLB stock                429,800     -  -      -  -         429,800
                            -----------   -------  --------    -----------
    Total securities       $ 10,495,408  $140,420 $ (67,188)  $ 10,568,640
                            ===========   =======  ========    ===========

      The amortized costs and estimated market values of securities available-for-sale at December 31, 2005, by contractual maturity, are shown in the following chart. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                         Amortized         Estimated
                                           Costs         Market Values
                                        -----------      -------------
      Due in one year or less           $   200,022      $   200,432
      Due after one through five years    8,403,338        8,186,582
      Due after five through ten years      772,165          809,867
      No maturity                           402,600          402,600
                                         ----------       ----------
          Total securities              $ 9,778,125      $ 9,599,481
                                         ==========       ==========

      As of December 31, 2005 and 2004, securities with a par value of $6,349,200 and $3,000,000, respectively, were pledged to secure public funds, repurchase agreements, and for other purposes required or permitted by law. During calendar year 2005, three securities were sold for $527,000 resulting in a gain of $9,327. No securities were sold during calendar year 2004.

      Information pertaining to securities with gross unrealized losses at December 31, 2005 and 2004, aggregated by investment category and further segregated by the length of time (less than or over twelve months) that the securities have been in a continuous loss position follows:

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


                                       December 31, 2005
                --------------------------------------------------------------
                     Less than                Over
                   Twelve Months         Twelve Months           Total
                -------------------  -------------------  --------------------
                  Fair    Unrealized    Fair   Unrealized   Fair     Unrealized
  Description     Value      Loss       Value     Loss      Value       Loss
  -----------     -----      ----       -----     ----      -----       ----
U.S. Agency and
 Government
 Corporations $        0 $       0  $7,262,813 $(237,187) $ 7,262,813 $(237,187)
               ---------  --------   ---------  --------   ----------  --------
 Total        $        0 $       0  $7,262,813 $(237,187) $ 7,262,813 $(237,187)
               =========  ========   =========  ========   ==========  ========

                                       December 31, 2004
                --------------------------------------------------------------
                     Less than                Over
                   Twelve Months         Twelve Months           Total
                -------------------  -------------------  --------------------
                  Fair    Unrealized    Fair   Unrealized   Fair     Unrealized
  Description     Value      Loss       Value     Loss      Value       Loss
  -----------     -----      ----       -----     ----      -----       ----
U.S. Agency and
 Government
 Corporations $7,432,812 $ (67,188) $        0 $       0  $ 7,432,812 $ (67,188)
               ---------  --------   ---------  --------   ----------  --------
 Total        $7,432,812 $ (67,188) $        0 $       0  $ 7,432,812 $ (67,188)
               =========  ========   =========  ========   ==========  ========

      Unrealized losses in the securities portfolio amounted to $237,187 (2005) and $67,188 (2004) representing 2.47% (2005) and .64% (2004) of the total portfolio. All of the unrealized losses relate to U.S. Agency securities and U.S. government corporations. These unrealized losses were caused by fluctuations in market interest rates, rather than concerns over the credit quality of the issuers. The Company believes that the U.S. Agencies and government corporations will continue to honor their interest payments on time as well as the full debt at maturity. Because the unrealized losses are due to fluctuations in the interest rate, and no credit-worthiness factors exist, the Company believes that the investments are not considered other-than-temporarily impaired.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 5 - LOANS

      The composition of net loans by major loan category, as of December 31, 2005 and 2004, follows:

                                                        December 31,
                                              -----------------------------
                                                   2005            2004
                                                   ----            ----
      Commercial, financial, agricultural     $  68,175,209   $  77,282,489
      Real estate - construction                  1,276,707       1,170,400
      Real estate - mortgage                     22,406,639      24,324,818
      Installment                                 8,277,188       9,626,290
                                               ------------    ------------
      Loans, gross                            $ 100,135,743   $ 112,403,997
      Deduct:
       Allowance for loan losses                 (2,100,858)     (2,084,800)
                                               ------------    ------------
          Loans, net                          $  98,034,885   $ 110,319,197
                                               ============    ============

      The Company considers impaired loans to include all restructured loans, loans on which the accrual of interest has been discontinued, loans that are not performing in accordance with agreed-upon terms, and all other loans that are performing according to the loan agreement but may have substantive indication of potential credit weakness. At December 31, 2005 and 2004, the total recorded investment in impaired loans, all of which had allowances determined in accordance with FASB Statements No. 114 and No. 118, amounted to approximately $3,477,799 and $8,477,316, respectively. The average recorded investment in impaired loans amounted to approximately $6,350,692 and $9,409,587, respectively, for the years ended December 31, 2005 and 2004. The allowance for loan losses related to impaired loans amounted to approximately $506,265 and $1,009,020 at December 31, 2005 and 2004, respectively. Interest income recognized on impaired loans for the years ended December 31, 2005 and 2004 amounted to $255,693 and $506,493, respectively. The amount of interest recognized on impaired loans using the cash method of accounting was not material for the years ended December 31, 2005 and 2004. Loans on non-accrual status at December 31, 2005 and 2004 had outstanding balances of $1,106,483 and $2,107,437, respectively. Interest recognized on non-accruing loans at December 31, 2005 and 2004 was $18,471 and $54,666, respectively. The Company has no commitments to lend additional funds to borrowers whose loans have been modified.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 6 - ALLOWANCE FOR POSSIBLE LOAN LOSSES

      The allowance for possible loan losses (the "Allowance") is a valuation reserve available to absorb future loan charge-offs. The Allowance is increased by provisions charged to operating expenses and by recoveries of loans which were previously written-off. The Allowance is decreased by the aggregate loan balances, if any, which were deemed uncollectible during the year.

      Individual consumer loans are predominantly undersecured, and the allowance for possible losses associated with these loans has been established accordingly. The majority of the non-consumer loan categories are generally secured by real estate, receivables, inventory, machinery, equipment, or financial instruments. The amount of collateral obtained is based upon management's evaluation of the borrower.

      Activity within the Allowance account for the years ended December 31, 2005 and 2004 follows:

                                                 Year Ended December 31,
                                                 -----------------------
                                                   2005            2004
                                                   ----            ----
     Balance, beginning of year                $ 2,084,800     $ 2,675,896
     Add:  Provision for loan losses             1,207,000       2,893,000
     Add:  Recoveries of previously
             charged off amounts                   165,972         546,210
                                                ----------      ----------
        Total                                    3,457,772       6,115,106
     Deduct: Amount charged-off                 (1,356,914)     (3,617,023)
                                                ----------      ----------
     Balance, prior to sale of subsidiary        2,100,858       2,498,083
     Sale of subsidiary                             -  -          (413,283)
                                                ----------      ----------
     Balance, end of year                      $ 2,100,858     $ 2,084,800
                                                ==========      ==========

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 7 - PROPERTY AND EQUIPMENT

      Building, furniture, equipment, land and land improvements are stated at cost less accumulated depreciation. Components of property and equipment included in the consolidated balance sheets at December 31, 2005 and 2004 follow:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Land                                     $    488,703    $    488,703
      Buildings                                   2,639,401       2,622,780
      Furniture, equipment                        1,212,117       1,120,757
                                                -----------     -----------
        Property and equipment, gross             4,340,221       4,232,240
      Deduct:
       Accumulated depreciation                  (1,870,627)     (1,683,490)
                                                -----------     -----------
          Property and equipment, net          $  2,469,594    $  2,548,750
                                                ===========     ===========

      At the time Tarpon Bank was sold in October, 2004, it had property and equipment (gross) in the amount of $1,391,797 and accumulated depreciation in the amount of $558,504, resulting in a net amount of $833,293.

      Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $187,136 and $270,414, respectively. Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation for the principal items follow:

          Type of Asset            Life in Years      Depreciation Method
          -------------            -------------      -------------------
     Furniture and equipment          3 to 7             Straight-line
     Building                         32, 39             Straight-line

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 8 - COMMITMENTS AND CONTINGENCIES

      In the normal course of business, there are various outstanding commitments to extend credit in the form of unused loan commitments and standby letters of credit that are not reflected in the consolidated financial statements. Since commitments may expire without being exercised, these amounts do not necessarily represent future funding requirements. The Company uses the same credit and collateral policies in making commitments as those it uses in making loans.

      At December 31, 2005 and 2004, the Company had unused loan commitments of approximately $5.4 million and $8.3 million, respectively. Additionally, standby letters of credit of approximately $0 and $800 were outstanding at December 31, 2005 and 2004, respectively. Various assets collateralize the majority of these commitments. No material losses are anticipated as a result of these transactions.

      The Company and its subsidiaries are subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Company and its subsidiaries.

      Please refer to Note 15 concerning warrants and options earned by directors and executive officers.


NOTE 9 - DEPOSITS

      The following details deposit accounts at December 31, 2005 and 2004:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Non-interest bearing deposits            $ 12,301,546    $ 12,346,906
      Interest bearing deposits:
         NOW accounts                            12,102,181      10,128,559
         Money market accounts                   11,249,120       9,851,506
         Savings                                  2,994,488       3,474,790
         Time, less than $100,000                44,276,988      60,047,383
         Time, $100,000 and over                 24,259,611      24,991,111
                                                -----------     -----------
          Total deposits                       $107,183,934    $120,840,255
                                                ===========     ===========

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      At December 31, 2005, the scheduled maturities of all certificates of deposit were as follows:

                          Year Ended
                          December 31,                     Amount
                          ------------                     ------
                             2006                      $ 59,118,972
                             2007                         8,310,004
                             2008                           333,976
                             2009                           208,498
                             2010                           565,149
                                                        -----------
                             Total                     $ 68,536,599
                                                        ===========


NOTE 10 - BORROWINGS

      On July 7, 2003, the Company refinanced a $5.9 million loan with an individual who is a close relative of one of the Company's Board members. The loan was in the form of a line of credit with a borrowing capacity of up to $6.0 million. The rate of interest was prime less 1/2%, but due to a higher floor on the rate and other considerations, the effective rate was 7.25%. The collateral consisted of the common stock of all existing subsidiary banks. The loan was paid down to $2.9 million by December 31, 2003, later refinanced with an unrelated financial institution and then paid off in its entirety by December 31, 2004.


NOTE 11 - SHAREHOLDERS' EQUITY

      The Company has 50.0 million shares of common stock, zero par value per share authorized: 2,008,595 shares outstanding at December 31, 2005 and 2004. In addition, the Company has 10.0 million shares of preferred stock, zero par value per share, authorized; none outstanding at December 31, 2005 and 2004, respectively.

      As of December 31, 2005 and 2004, there were 100,000 warrants convertible into the Company's common stock on a one-to-one basis upon surrender of warrants together with a cash consideration of $10.00 per warrant. No warrants were exercised during calendar years 2005 and 2004.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 12 - INTEREST ON DEPOSITS AND BORROWINGS

      A summary of interest expense for the years ended December 31, 2005 and 2004 follows:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
Interest on NOW accounts                       $     95,827    $     97,984
Interest on money market accounts                   198,625         149,559
Interest on savings accounts                         28,861          49,110
Interest on CDs under $100,000                    1,983,406       1,886,850
Interest on CDs $100,000 and over                   480,465         599,946
Interest on federal funds, FHLB and borrowings        1,270         314,788
                                                -----------     -----------
Total interest on deposits and borrowings      $  2,788,454    $  3,098,237
                                                ===========     ===========


NOTE 13 - OTHER OPERATING EXPENSES

      A summary of other operating expenses for the years ended December 31, 2005 and 2004 follows:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Stationary and supplies                  $     90,205    $    125,607
      Regulatory fees                               136,400         169,378
      Courier and postage                            89,118         101,538
      Advertising and business development          110,657         130,562
      Utilities and telephone                       112,657         121,459
      Directors' fees                               180,500         202,608
      Taxes and insurance                           134,534         172,296
      Repossession and maintenance of OREO           66,104          60,907
      All other operating expenses                  300,096         245,709
                                                -----------     -----------
          Total other operating expenses       $  1,220,271    $  1,330,064
                                                ===========     ===========

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 14 - INCOME TAXES

      As of December 31, 2005 and 2004, the Company's provision for income taxes consisted of the following:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Current                                    $  564,427      $   29,609
      Deferred                                     (182,239)          5,450
                                                  ---------       ---------
      Income tax expense                         $  382,188      $   35,059
                                                  =========       =========

      The Company's provision for income taxes differs from the amounts computed by applying the federal income tax statutory rates to income before income taxes. The effective tax rate and the statutory federal income tax rate are reconciled as follows:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Federal tax at statutory rate                 34.0%           34.0%
      State income tax, net of Federal benefit       4.8%            3.5%
      Change in valuation allowance                (11.3%)          (9.3%)
      Tax-exempt interest                           (6.3%)         (13.2%)
      Other                                          2.6%            (.2%)
                                                    ----            ----
        Effective tax rate                          23.8%           14.8%
                                                    ====            ====

      The tax effects of the temporary differences that comprise the net deferred tax assets at December 31, 2005 and 2004 are presented below:

                                                        December 31,
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
      Deferred tax assets:
      Allowance for loan losses                  $  714,291      $  708,832
      Capitalized loss                               -  -           180,731
      Unrealized loss, securities                   (60,739)        (24,899)
      Deferred asset, depreciation                   (2,312)          1,493
      Valuation reserve                            (236,962)       (599,932)
                                                  ---------       ---------
        Net deferred tax asset                   $  414,278      $  266,225
                                                  =========       =========

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      There was a net change in the valuation allowance during the calendar years 2005 and 2004. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of those deductible differences, net of the existing valuation allowance at December 31, 2005.


NOTE 15 - RELATED PARTY TRANSACTIONS

      STOCK WARRANTS AND OPTIONS. All outstanding warrants were issues to directors of either the Company, Community Bank, or Cumberland Bank. No stock warrants were either granted or exercised during calendar years 2005 and 2004. At December 31, 2005 and 2004, there were 100,000 warrants outstanding, all expiring in calendar year 2006. There were no stock options outstanding at December 31, 2005 and 2004. No stock options were either granted or exercised during calendar years 2005 and 2004. Please refer to Note 11 for additional information concerning warrants/options.

      BORROWINGS AND DEPOSITS BY DIRECTORS AND EXECUTIVE OFFICERS. Certain directors, principal officers and companies with which they are affiliated are customers of and have banking transactions with the subsidiary banks in the ordinary course of business. As of December 31, 2005 and 2004, loans outstanding to directors, their related interests and executive officers aggregated $2,463,264 and $3,149,148, respectively. These loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, loans to related parties did not involve more than normal credit risk or present other unfavorable features.

      A summary of the related party loan transactions during the calendar years 2005 and 2004 follows:

                                                Insider Loan Transactions
                                               ----------------------------
                                                    2005            2004
                                                    ----            ----
     Balance, beginning of year                $  3,149,148    $  3,429,341
     New loans                                      925,343       2,804,040
     Less:  Principal reductions                 (1,611,227)     (3,084,233)
                                                -----------     -----------
     Balance, end of year                      $  2,463,264    $  3,149,148
                                                ===========     ===========

      Deposits by directors and their related interests, as of December 31, 2005 and 2004 approximated $1,286,230 and $1,243,304, respectively.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 16 - EMPLOYEE BENEFIT PLANS

      A profit sharing plan (the "Plan") was established by the Company to provide for participation in profits by employees or their beneficiaries. The Board of Directors determines the annual contribution to the Plan, not to exceed allowable deductions per tax laws and regulations. The Plan has a pre-determined formula for allocating contributions among participants and for distributing funds upon the occurrence of certain events. For the years ended December 31, 2005 and 2004, the Company contributed $95,654 and $78,119, respectively, to the Plan. In addition, beginning with calendar year 2000, the Company offered a 401(k) plan in which it matched a portion of the employees' contribution. For the years ended December 31, 2005 and 2004, the Company contributed $19,246 and $54,683, respectively, to the 401(k) plan.


NOTE 17 - CONCENTRATION OF CREDIT

      The substantial majority of the Company's loans are made to individuals and businesses located within the Company's primary service area (the "PSA"). During calendar year 2005, the Company's PSA consisted of Turner County and Crisp County, as well as their surrounding counties, all in Georgia. The ability of the majority of the Company's customers to honor their contractual loan obligations is dependent on economic conditions prevailing at the time in the Company's PSA.

      Approximately seventy-three percent of the Company's loan portfolio is concentrated in loans secured by real estate, of which a substantial portion is secured by real estate in the Company's PSA. Accordingly, the ultimate collectibility of the loan portfolio is susceptible to changes in market conditions in the Company's PSA. The other significant concentrations of credit by type are set forth under Note 5.

      The Company, as a matter of policy, does not generally extend credit to any single borrower or group of related borrowers in excess of 15% of the Community Bank's statutory capital, or approximately $2,800,000.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS

      The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.
SFAS No. 107, "Disclosure about Fair Values of Financial Instruments," excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

      The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

      CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS WITH BANKS AND FEDERAL FUNDS SOLD. The carrying amounts of cash and due from banks, interest-bearing deposits with banks, and federal funds sold approximate their fair value.

      AVAILABLE-FOR-SALE SECURITIES. FAIR values for securities are based on quoted market prices. Fair value for FRB stock and FHLB stock approximate their carrying values based on their redemption provisions.

      LOANS. The fair values of the Company's loans and lease financing have been estimated using two methods: (1) the carrying amounts of short-term and variable rate loans approximate fair values excluding certain credit card loans which are tied to an index floor; and (2) for all other loans, the discounting of projected future cash flows. When using the discounting method, loans are pooled in homogeneous groups with similar terms and conditions and discounted at a target rate at which similar loans would be made to borrowers at year-end. In addition, when computing the estimated fair values for all loans, the allowance for loan losses is subtracted from the calculated fair values for consideration of credit issues.

      ACCRUED INTEREST RECEIVABLE. The carrying amount of accrued interest receivable approximates the fair value.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      DEPOSITS. The carrying amounts of demand deposits and savings deposits approximate their fair values. The methodologies used to estimate the fair values of all other deposits are similar to the two methods used to estimate the fair values of loans. Deposits are pooled in homogeneous groups and the future cash flows of these groups are discounted using current market rates offered for similar products at year-end.

      ACCRUED INTEREST PAYABLE. The carrying amount of accrued interest payable approximates the fair value.

      OFF-BALANCE SHEET INSTRUMENTS. Fair values of the Company's off-balance sheet financial instruments are based on fees charged to enter into similar agreements. However, commitments to extend credit and standby letters of credit do not represent a significant value to the Company until such commitments are funded. The Company has determined that these instruments do not have a distinguishable fair value and no fair value has been assigned.

      The following table presents the carrying amounts and fair values of the specified assets and liabilities held by the Company at December 31, 2005 and 2004. The information presented is based on pertinent information available to management as of December 31, 2005 and 2004. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued since that time, and the current estimated fair value of these financial instruments may have changed since that point in time.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


                                December 31,2005         December 31, 2004
                             -----------------------  -----------------------
                               Carrying   Estimated     Carrying    Estimated
                                Amount    Fair Value     Amount     Fair Value
                               --------   ----------    --------    ----------
Financial assets:
 Cash and due from banks   $  6,505,451 $  6,505,451  $  1,136,527 $  1,136,527
 Federal funds sold           6,601,000    6,601,000    11,504,000   11,504,000
 Securities
   available-for-sale         9,599,481    9,599,481    10,568,640   10,568,640
 Loans                       98,034,885  101,820,664   110,319,197  109,526,115
 Accrued interest
   receivable                 2,070,804    2,070,804     1,942,562    1,942,562

Financial liabilities:
 Deposits                  $107,183,934 $109,960,140  $120,840,255 $121,892,466
 Accrued interest payable       383,158      383,158       295,215      295,215


NOTE 19 - REGULATORY MATTERS

      The Company is governed by various regulatory agencies. The FRB regulates bank holding companies and their nonbanking subsidiaries. National banks are primarily regulated by the OCC. The FDIC also regulates all federally insured banks. At December 31, 2005, the Company had one subsidiary bank that is regulated by the OCC and insured by the FDIC.

      Various requirements and restrictions under federal and state laws regulate the operations of the Company. These laws, among other things, require the maintenance of reserves against deposits, impose certain restrictions on the nature and terms of the loans, restrict investments and other activities, and regulate mergers and the establishment of branches and related operations. The ability of the parent company to pay cash dividends to its shareholders and service debt may be dependent upon cash dividends from its subsidiary bank. The subsidiary bank is subject to limitations under federal law in the amount of dividends it may declare. At December 31, 2005, approximately $850,000 of the Bank's retained earnings were available for dividend declaration without prior regulatory approval.

      The banking industry is also affected by the monetary and fiscal policies of regulatory authorities, including the FRB. Through open market securities transactions, variations in the discount rate, the establishment of reserve requirements and the regulation of certain interest rates payable by member banks, the FRB exerts considerable influence over the cost and availability of funds obtained for lending and investing. Changes in interest rates, deposit levels and loan demand are influenced by the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities. Pursuant to the FRB's reserve requirements, the subsidiary banks were required to maintain certain cash reserve balances with the Federal Reserve System of approximately $507,000 and $311,000 at December 31, 2005 and 2004, respectively.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      The Company and its subsidiary bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and each subsidiary bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.
The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

      Qualitative measures established by regulation to ensure capital adequacy require the Company and each subsidiary bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes that the Company and its subsidiary bank, as of December 31, 2005, meet all capital adequacy requirements to which they are subject.

      As of December 31, 2005, the subsidiary bank met the capital ratios of Well Capitalized. In general, to be categorized as Adequately Capitalized or Well Capitalized, banks must maintain the following capital ratios:

                                         Adequately        Well
                                         Capitalized    Capitalized
                                         -----------    -----------
     Total risk-based capital ratio          8.0%          10.0%
     Tier 1 risk-based capital ratio         4.0%           6.0%
     Tier 1 leverage ratio                   4.0%           5.0%

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      The Company's and Community Bank's actual capital amounts and ratios are presented in the following table:

                                              Minimum Regulatory Capital
                                                 Guidelines for Banks
                                             ----------------------------
                                              Adequately        Well
(Dollars in thousands)            Actual      Capitalized    Capitalized
                              -------------  -------------  -------------
                              Amount  Ratio  Amount  Ratio  Amount  Ratio
                              ------  -----  ------  -----  ------  -----
AS OF DECEMBER 31, 2005:

Total capital-risk-based
(to risk-weighted assets):
   Community Bank            $17,420  18.4% $ 7,587 >= 8%  $ 9,484 >= 10%
   Consolidated               19,493  20.5%   7,617 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Community Bank            $16,227  17.1% $ 3,794 >= 4%  $ 5,691 >= 6%
   Consolidated               18,303  19.2%   3,809 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Community Bank            $16,227  12.7% $ 5,119 >= 4%  $ 6,398 >= 5%
   Consolidated               18,303  14.1%   5,207 >= 4%     N/A  >= N/A


AS OF DECEMBER 31, 2004:

Total capital-risk-based
(to risk-weighted assets):
   Community Bank            $16,241  15.0% $ 8,634 >= 8%  $10,793 >= 10%
   Consolidated               18,897  17.5%   8,635 >= 8%     N/A  >= N/A

Tier 1 capital-risk-based
(to risk-weighted assets):
   Community Bank            $14,892  13.8%  $4,317 >= 4%  $ 6,476 >= 6%
   Consolidated               17,548  16.3%   4,317 >= 4%     N/A  >= N/A

Tier 1 capital-leverage
(to average assets):
   Community Bank            $14,892  10.6%  $5,622 >= 4%  $ 7,028 >= 5%
   Consolidated               17,548  12.5%   5,622 >= 4%     N/A  >= N/A

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


      On August 28, 2002, Tarpon Bank entered into an agreement with the OCC, pursuant to which Tarpon Bank agreed to take certain measures to ensure its safe and sound operations, including:

      *  submitting monthly progress reports to the OCC;
      *  appointing a new President;
      *  employing an independent outside management consultant;
      *  achieving certain capital levels;
      * implementing a written program to improve management and administration of the loan portfolio;
      *  taking action to strengthen criticized assets;
      * establishing a program for the maintenance of an adequate allowance for loan and lease losses;
      *  adopting a written three-year strategic plan;
      *  adhering to an independent audit program; and
      *  improving management of information system activities.

      Tarpon Bank was sold in October, 2004.

      On June 10, 2003, Community Bank entered into an agreement with the OCC, pursuant to which Community Bank agreed to take certain measures to ensure its safe and sound operations, including:

      *  submitting monthly progress reports to the OCC;
      * appointing a compliance committee responsible for monitoring and coordinating the agreement;
      *  reviewing the Board's committee structure;
      *  employing an independent outside management consultant;
      *  achieving certain capital levels;
      * implementing a written program to improve management and administration of the loan portfolio;
      *  improving and strengthening the loan policy;
      *  taking actions to strengthen criticized assets; and
      *  adopting a written three-year strategic plan.

      In calendar year 2005, the agreement was terminated by the OCC because Community Bank was in substantial compliance with the above agreement and Community Bank's general condition was viewed as improved.

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


NOTE 20 - DIVIDENDS

      The primary source of funds available to the Company to pay shareholder dividends and other expenses is from its subsidiary banks. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by banks. Further restrictions could result from a review by regulatory authorities of the subsidiary banks' capital adequacy. During the calendar years 2005 and 2004, dividends to preferred shareholders amounted to $0 and $49,610, respectively. Dividends to common shareholders were $200,859 ($.10 per share) and $0, respectively, for the years ended December 31, 2005 and 2004.


NOTE 21 - PARENT COMPANY FINANCIAL INFORMATION

      This information should be read in conjunction with the other notes to the consolidated financial statements.

                        Parent Company Balance Sheets
                        -----------------------------

                                                          December 31,
                                                ---------------------------
Assets:                                              2005           2004
------                                               ----           ----
Cash                                            $  1,962,660   $  2,643,112
Accounts receivable                                  177,619        231,007
Investment in subsidiaries                        16,642,350     15,205,326
Other assets                                          -  -            6,419
                                                ------------   ------------
   Total Assets                                 $ 18,782,629   $ 18,085,864
                                                ============   ============

Liabilities and Shareholders' Equity:
------------------------------------

Accounts payable                                $     64,330   $    224,736
                                                ------------   ------------
   Total Liabilities                            $     64,330   $    224,736
                                                ------------   ------------

Common stock                                    $ 11,488,452   $ 11,488,452
Retained earnings                                  7,347,752      6,324,343
Accumulated other comprehensive income              (117,905)        48,333
                                                ------------   ------------
   Total Shareholders' Equity                   $ 18,718,299   $ 17,861,128
                                                ------------   ------------
   Total Liabilities and Shareholders' Equity   $ 18,782,629   $ 18,085,864
                                                ============   ============

                       COMMUNITY NATIONAL BANCORPORATION
                               ASHBURN, GEORGIA
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 2005 AND 2004


                    Parent Company Statements of Income
                    -----------------------------------

                                                 Years Ended December 31,
                                               ----------------------------
Revenues:                                           2005            2004
--------                                            ----            ----
Interest income                                $    54,869      $     6,419
Other income                                        20,050           -  -
Gain on sale of subsidiary                          -  -          1,183,753
                                                ----------       ----------
   Total revenues                                   74,919        1,190,172
                                                ----------       ----------

Expenses:
--------
Salaries and benefits                              142,743          216,708
Interest expense                                    -  -            300,457
Professional fees                                  249,078          321,801
Operating expenses                                 226,471          131,773
                                                ----------       ----------
   Total expenses                                  618,292          970,739
                                                ----------       ----------

Income/(loss) before taxes and equity
  in undistributed earnings of subsidiaries       (543,373)         219,433
Tax expense/(benefit)                             (164,379)         135,264
                                                ----------       ----------

Income/(loss) before equity in
  undistributed earnings of subsidiaries          (378,994)          84,169

Equity in undistributed
 earnings of subsidiaries                        1,603,262          118,284
                                                ----------       ----------

Net income                                     $ 1,224,268      $   202,453
                                                ==========       ==========

                  Parent Company Statements of Cash Flows
                  ---------------------------------------

                                                  Years Ended December 31,
                                              --------------------------------
Cash flows from operating activities:              2005             2004
------------------------------------               ----             ----
Net income                                    $  1,224,268     $    202,453
Adjustments to reconcile net income
 to net cash provided by operating
 activities:
    Equity in undistributed
      earnings of subsidiaries                  (1,603,262)        (118,284)
  Decrease in receivables and other assets          59,807          945,949
  (Decrease) in payables                          (160,406)          51,035
                                              ------------     ------------
Net cash used by operating activities             (479,593)       1,081,153
                                              ------------     ------------

Cash flows from investing activities:
------------------------------------
 Decrease in goodwill                               -  -          1,719,130
 Sale of subsidiary                                 -  -          3,033,028
                                              ------------     ------------
Net cash provided by financing activities           -  -          4,752,158
                                              ------------     ------------

Cash flows from financing activities:
------------------------------------
 (Decrease) in borrowings                           -  -         (2,900,000)
 Purchase of preferred stock                        -  -           (615,000)
 Payment of cash dividends                        (200,859)         (49,610)
                                              ------------     ------------
Net cash used by financing activities             (200,859)      (3,564,610)
                                              ------------     ------------

Net increase in cash and cash equivalents         (680,452)       2,268,701
Cash and cash equivalents, beginning of year     2,643,112          374,411
                                              ------------     ------------
Cash and cash equivalents, end of year        $  1,962,660     $  2,643,112
                                              ============     ============